UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

 PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	May 12, 2017

NAVIDEA BIOPHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35076	31-1080091
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5600 Blazer Parkway, Suite 200, Dublin, Ohio	43017
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(614) 793-7500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

As previously reported, on May 12, 2016, Navidea Biopharmaceuticals, Inc. (the “Company”) received a demand for arbitration through the American Arbitration Association, Columbus, Ohio, from Ricardo J. Gonzalez, the Company’s then Chief Executive Officer, claiming that he was terminated without cause and, alternatively, that he resigned in accordance with Section 4G of his Employment Agreement pursuant to a notice received by the Company on May 9, 2016. On May 13, 2016, the Company notified Mr. Gonzalez that his failure to undertake responsibilities assigned to him by the Board of Directors and otherwise work after being ordered to do so on multiple occasions constituted an effective resignation, and the Company accepted that resignation. The Company rejected the resignation of Mr. Gonzalez pursuant to Section 4G of his Employment Agreement. Also, the Company notified Mr. Gonzalez that, alternatively, his failure to return to work after the expiration of the cure period provided in his Employment Agreement constituted cause for his termination under his Employment Agreement. In his demand for arbitration, Mr. Gonzalez was seeking severance and other amounts claimed to be owed to him under his Employment Agreement. In response, the Company filed counterclaims against Mr. Gonzalez alleging malfeasance by Mr. Gonzalez in his role as Chief Executive Officer. Mr. Gonzalez had withdrawn his claim for additional severance pursuant to Section 4G of his Employment Agreement, and the Company had withdrawn its counterclaims. On May 12, 2017, the Company received a ruling in favor of Mr. Gonzalez finding that he was terminated by the Company without cause on April 7, 2016. Mr. Gonzalez was awarded severance, bonus and benefits in the aggregate amount of $517,978 plus statutory interest from April 7, 2016, attorneys’ fees and other costs. However, the Company previously paid Mr. Gonzalez' salary through May 12, 2016 as well as his unused vacation. Therefore, on May 16, 2017, the Company paid to Mr. Gonzalez a total of $617,880, which represents the total amount due to him including interest, fees and other costs, less amounts previously paid. The arbitration award is final and binding on the parties.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Navidea Biopharmaceuticals, Inc.

Date: May 16, 2017	By:	/s/ Jed A. Latkin
Jed A. Latkin Chief Operating Officer and Chief Financial Officer